Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 pertaining to the:

1.	CRH plc 2000 Share Option Scheme (Registration No. 333-90808)

2.	Oldcastle 401(k) Plan (Registration No. 333-165870)

3.	CRH plc 2006 Performance Share Plan (Registration No. 333-173246)

4.	CRH plc 2010 Share Option Scheme (Registration No. 333-173246)

5.	CRH plc 2014 Performance Share Plan (Registration No. 333-202772)

of our reports dated 27 February 2019, with respect to the consolidated financial statements of CRH plc and the effectiveness of internal control over financial reporting of CRH plc, included in this Annual Report (Form 20-F) of CRH plc for the year ended 31 December 2018.

/s/ ERNST & YOUNG

Dublin, Ireland

8 March 2019